Contact: James Gherardi 312-394-7417 Media Hotline James.Gherardi@exeloncorp.com FOR IMMEDIATE RELEASE March 10, 2025 EXELON APPOINTS DAVID DEWALT TO BOARD OF DIRECTORS DeWalt brings cybersecurity expertise to the nation’s largest utility company in a rapidly evolving technology landscape CHICAGO, March 10, 2025 – Exelon (Nasdaq: EXC) today announced the appointment of David DeWalt, founder and chief executive officer of venture capital and cybersecurity firm NightDragon, to its Board of Directors effective March 10, 2025. DeWalt, 60, is a global authority on technology, security and safety, and he helmed cybersecurity industry leaders FireEye, Inc., and McAfee, Inc., before founding NightDragon in 2012. In his current role, he advises companies that help secure land, sea, air, space and cyber domains through satellite intelligence, naval defense, supply chain resilience, artificial intelligence and cybersecurity infrastructure. “In addition to being an infrastructure company, Exelon is a technology company, focused on building an intelligent grid capable of executing the critical operations that deliver energy to 10.7 million customers,” said Exelon President and CEO Calvin Butler. “David’s expertise will be an extremely important complement to our board, to help ensure the safety of our operations and customer data as we upgrade our systems and navigate an increasingly complex technology landscape.” DeWalt has served on the National Security Telecommunications Advisory Committee (NSTAC) for four administrations. He is also on the Board of Directors of Delta Airlines. DeWalt holds a Bachelor of Science in Computer Science and a Ph.D in Computer and Information Science and Support Services from the University of Delaware. # # # About Exelon Exelon (Nasdaq: EXC) is a Fortune 200 company and the nation’s largest utility company, serving 10.7 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco. More than 20,000 Exelon employees dedicate their time and expertise to supporting our communities through reliable, affordable and efficient energy delivery, workforce development, equity, economic development and volunteerism. Follow Exelon on X, formerly known as Twitter, and LinkedIn @Exelon.